Exhibit 4.7b

$1,000,000,000.00	April 18, 2012

REVOLVING PROMISSORY NOTE

The undersigned, QWEST CORPORATION, a Colorado corporation, whose address for the purposes of this Note is 100 CenturyLink Drive, Monroe, Louisiana 71203 (hereinafter called “Maker”), for value received, promises to pay to the order of CENTURYTEL INVESTMENTS OF TEXAS, INC., a Delaware corporation (hereinafter called “Payee”), at its address of 208 South Guadalupe Street, San Marcos, Texas 78666, or at such other place as Payee may hereafter designate, the sum $1.0 BILLION AND NO/100 DOLLARS ($1.0 billion) (the “Maximum Committed Amount”), or such lesser amount as may be advanced hereunder to the Maker by the holder hereof  from time to time, in lawful money of the United States of America, together with interest thereon at the rate herein specified.

Interest shall accrue on the outstanding principal amount under this Note at the rate and be payable in accordance with the terms of this paragraph. On or before   period ended June 1st and December 1st an “Interest Period”), Payee shall determine the outstanding balance of indebtedness owed by Maker pursuant to this Note as of the last day of such Interest Period (the “Outstanding Balance”) in accordance with the procedures set forth in the next paragraph.  Interest shall be assessed for all principal amounts outstanding during an Interest Period in an amount equal to the Outstanding Balance on the last day of such Interest Period times the Applicable Interest Rate (as hereinafter defined).

For each Interest Period under this Note, the Outstanding Balance shall be calculated as follows: the Outstanding Balance from the last day of the prior Interest Period (or, in the case of the first Interest Period under this Note, the Maximum Committed Amount) shall be (i) increased by an amount equal to the accrued and unpaid interest assessed on the last day of the previous Interest Period on the basis of the Outstanding Balance at the end of such Interest Period (except in the case of the first Interest Period hereunder for which no increase shall be made on the basis of this subsection (i)), (ii) increased by an amount equal to all obligations owed by the Maker to the Payee that accrued during the Interest Period, (iii) decreased by an amount equal to all obligations owed by the Payee to the Maker that accrued during the Interest Period, and (iv) decreased by any payments made by Maker to Payee during such Interest Period, including any payments made or deemed to be made on the last day of such Interest Period.

For purposes of the preceding paragraph, the term “Applicable Interest Rate” shall mean the rate of interest determined by the Payee in accordance with the following steps: (i) the outstanding principal balance shall be determined on all debt of CenturyLink, Inc., a Louisiana corporation (“Parent”), for borrowed money as of the last day of the Interest Period in question, with the decision on whether to include or exclude a particular tranche of debt being in the sole discretion of the Payee, to the extent that it is not clear whether a tranche of debt constitutes a “debt for borrowed money” (each such tranche of debt being a “Parent Debt Tranche”), (ii) the weighted average per annum effective interest rate shall be determined for each Parent Debt Tranche as of the last day of the Interest Period in question (“Parent Debt Rate”), (iii) the Payee shall calculate the aggregate outstanding principal balance under all Parent Bank Facilities as of the last day of the Interest Period in question and the percentage that the outstanding principal balance under each Parent Debt Tranche constitutes of this aggregate (each such percentage being the “Parent Debt Percentage” for such Parent Debt Tranche), (iv) the Parent Debt Percentage for each Parent Debt Tranche shall be multiplied by the Parent Debt Rate for such Parent Debt Tranche and, in the event there are multiple Parent Bank Facilities, all such products shall be totaled to determine a blended average per annum interest rate for all Parent Bank Facilities, and (v) this blended average shall be divided by twelve to determine the “Applicable Interest Rate” for a particular monthly Interest Period.

Any interest that is unpaid on the last day of the Interest Period immediately following the Interest Period for which such interest has been calculated shall be capitalized on such date and shall thereafter begin to accrue interest as set forth herein.  Except for interest that is accrued and capitalized as provided herein, all payments of principal and interest to be paid under this Note shall be made in U.S. Dollars and may, at the option of Maker, be paid by check mailed to the registered address of the holder of this Note or may be made via transfer in immediately available funds.

The outstanding principal balance of this Note and the accrued interest thereon shall be due and payable on demand, but if no demand is made, then on June 30, 2022.  Maker may prepay this Note, in full or in part, at any time without the payment of any prepayment premium or fee by paying to the holder all or a portion of the outstanding principal amount of the Note.  This Note is a revolving note, and it is contemplated that: (i) amounts may be borrowed, repaid and reborrowed hereunder so long as the aggregate principal amount outstanding hereunder does not at any time exceed the Maximum Committed Amount and (ii) by reason of prepayments hereon, there may be times when no indebtedness is owing hereunder; provided that, notwithstanding any such occurrence, this Note shall remain valid and shall be in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.  All amounts paid by Maker to Payee hereunder shall be applied first to interest hereunder with respect to the prior Interest Period and thereafter to the repayment of the principal amount outstanding under this Note.

If default is made in the payment of any installment of principal or interest hereof, as and when the same is or becomes due and such default remains unremedied for a period of three (3) days, or if Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, (vi) take any corporate action for the purpose of effecting any of the foregoing or (vii) default under any credit agreement, note, guaranty, mortgage, pledge agreement, security agreement or other instrument evidencing or securing the payment of any obligation, direct, indirect or contingent relating to indebtedness for borrowed money such that the maturity date of the principal amount is accelerated, then in any such event, the holder of this Note may, at its option, declare all sums owing hereon at once due and payable.

If this Note is not paid at maturity, however such maturity may be brought about, and this

Note is placed in the hands of an attorney for collection or if collection by suit or through any probate court, any bankruptcy court or by any other legal or judicial proceeding is sought, Maker agrees to pay all expenses incurred, including reasonable attorneys’ fees.

Maker and each and all other liable parties expressly and specifically, (i) severally waive grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security here for, (ii) severally agree to any substitution, subordination, exchange or release of any security held for the payment of this Note or any other obligation to the holder hereof and release of any party primarily or secondarily liable hereon, (iii) severally agree that the holder hereof shall not be required first to institute suit or exhaust its remedies hereon against Maker or other parties liable hereon or to enforce its rights against them or any security here for in order to enforce payment of this Note by any of them, and (iv) severally agree to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

It is the intention of Maker and Payee to conform strictly to applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in this Note, the aggregate of all interest and any other charges or consideration constituting interest under applicable usury law that is taken, reserved, contracted for, charged or received under this Note, shall under no circumstances exceed the maximum amount of interest allowed by the usury law applicable to this loan transaction.  If any excess interest charge or consideration in such respect is taken, reserved, contracted for, charged, received or provided for, or shall be adjudicated to be so taken, reserved, contracted for, charged, received or provided for, in this Note, whether by the terms of this Note or because the maturity of the indebtedness evidenced by this Note is accelerated for any reason, or in the event of any permitted prepayment, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker’s successors or assigns or any other liable party shall be obligated to pay the amount of such interest to the extent that it is in excess of 1% below the applicable maximum rate permitted by Texas law (the “Maximum Rate”), (iii) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be credited on this Note by the holder hereof (or if this Note shall have been paid in full, refunded to Maker) and (iv) the effective rate of interest shall be automatically subject to reduction to the Maximum Rate allowed as the usury law may now or hereafter be construed by courts of appropriate jurisdiction.  Without limiting the foregoing, all calculations of the rate of interest taken, reserved, contracted for, charged, received or provided for under this Note which are made for the purpose of determining whether the interest rate exceeds the Maximum Rate shall be made, to the extent allowed by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time taken, reserved, contracted for, charged, received or provided for under this Note.  Amounts payable to attorneys for collection of amounts owed hereunder are deemed not to be interest.

This Revolving Promissory Note replaces and terminates any other Revolving Promissory notes between Maker and Payee.

This Note shall be governed by the laws of the State of Texas.

MAKER:

QWEST CORPORATION

By:	/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President